Exhibit 5.1

[LETTERHEAD OF BARITZ & COLMAN LLP]
April 29, 2009

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Tel: (561) 276-2239
Fax: (561) 276-2268

Re: Registration on Form S-1

Ladies and Gentlemen:

  We have acted as counsel to Celsius Holdings, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-1 Amendment No. 2 of 42,434,016 shares of the Company's common stock, par value $0.001 (the "Shares"), 31,250,000 of which may be issued to a certain Selling Stockholder upon the conversion of Series A Preferred Stock. In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Articles of Incorporation and all amendments thereto, the Amended and Restated Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

  Based upon that review, it is our opinion that the 11,184,016 shares previously issued and 31,250,000 shares that may be issued upon conversion of the Series A Preferred Stock, will be legally issued, fully paid, and nonassessable.
  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

  We consent to the use and filing of this opinion as Exhibit 5.1 to the Registration Statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interest of Named Experts" in the registration statement.

  In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

Very truly yours,

/S/ BARITZ & COLMAN LLP